Exhibit 99.1

John Y. Kim named Eversource trustee

HARTFORD, Conn. and BOSTON, Mass. (December 7, 2017) – Eversource Energy today announced the appointment of John Y. Kim to its board of trustees, effective January 1, 2018.  Kim is president of New York Life Insurance Company, the largest mutual life insurance company in the United States, overseeing nearly 20,000 employees and agents and $575 billion in assets.

“John Kim brings to our board exceptional history and experience in corporate finance, investment management and regulated environments,” said Eversource Chairman, President and CEO Jim Judge. “In addition to being a proven business leader, he also shares our deep commitment to the communities and customers we serve. We are privileged to welcome John to our board.”

Kim is an accomplished business executive with more than 30 years of experience in the investment management and retirement plan industries. Kim first joined New York Life as CEO of New York Life Investment Management in 2008. He previously served as president of Prudential Retirement; president of CIGNA Retirement and Investment Services; and president and CEO of Aeltus Investment Management, a subsidiary of Aetna.

“I am thrilled to join the board at Eversource – a company that has maintained its New England roots while establishing itself as a leader in the energy industry,” said Kim. “I’m confident that my experience will help to advance the work of the Eversource board as it navigates the company into the future.”

Kim will serve on the audit and compensation committees at Eversource.  He earned an M.B.A. from the University of Connecticut in 1987 and a bachelor’s degree from the University of Michigan in 1983. Kim was vice chair of the Connecticut Business and Industry Association and has been a member of the MetroHartford Alliance and a former chairman of the University of Connecticut Foundation. He has also been active with the Greater Hartford Arts Council, The Hartford Stage Co., and the Connecticut Opera Association.

About Eversource:

Eversource (NYSE: ES) transmits and delivers electricity and natural gas and supplies water to approximately 4 million customers in Connecticut, Massachusetts and New Hampshire. Recognized as the top U.S. utility for its energy efficiency programs by the sustainability advocacy organization Ceres, Eversource harnesses the commitment of its more than 8,300 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. For more information, please visit our website (www.eversource.com) and follow us on Twitter (@EversourceCorp) and Facebook (facebook.com/EversourceEnergy). For more information on our water services, visit www.aquarionwater.com.

Contacts

Eversource Energy

Caroline Pretyman

617-424-2460

caroline.pretyman @ eversource.com